Exhibit 99.1

ELITE PHARMACEUTICALS AWARDED SECOND U.S. PATENT FOR

ABUSE RESISTANT DRUG FORMULATION

NORTHVALE, N.J. – April 23, 2013 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) today announced the issuance of U.S. Patent No. 8,425,933 entitled “Abuse-Resistant Oral Dosage Forms and Method of Use Thereof” by the United States Patent and Trademark Office. This is the second issued U.S. patent covering Elite’s abuse resistant technology for opioid products. Elite has additional patents pending in the U.S., Canada and Europe.

"We are pleased to receive this second abuse resistant patent. The recent guidances and actions by the FDA related to extended release opioids and specifically oxycodone demonstrates the FDA support for abuse resistant technologies. Opioid products incorporating abuse resistant technologies have become a public health priority and these recent actions appear to be a major step towards the FDA eventually requiring that all extended release opioids utilize these technologies. This validates our approach and we believe substantially increases the value of our intellectual property and the abuse resistant products in our pipeline,” said Jerry Treppel, Elite’s Chairman and CEO.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has three commercial products currently being sold, three additional products approved and soon to be launched, and one additional product pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also provides contract manufacturing for Actavis and Ascend Laboratories (previously a subsidiary of ThePharmaNetwork and now a subsidiary of Alkem Laboratories Ltd.) and has partnered with Mikah Pharma to develop a new product, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements These risks and other factors, including, without limitation, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com